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EXHIBIT 10.4

                               EMPLOYMENT CONTRACT

Environmental Technologies, Inc., (ENTECH) a Nevada Corporation, addressed at 8513 Rochester Avenue, Rancho Cucumonga, CA 92730, Advanced Fuel Filtration Systems, inc. ("AFFS"), a California corporation, 1275 Graphite Drive, Corona, California and James R. Christ ("Christ"), an individual, of 35819 Sealion Court, Wildomar, California 92595, in consideration of the mutual promises made herein, agree as follows:

ARTICLE 1. TERM OF EMPLOYMENT

Specified Period

Section 1.01. ENTECH/AFFS employs Christ and Christ accepts employment with ENTECH and AFFS for a period of three (3) years beginning on December 15th, 2003 terminating on November 30th, 2006.

Automatic Renewal

Section 1.02. This agreement shall be renewed automatically for two succeeding terms of Three (3) years, each unless either party gives notice to the other at least 180 days prior to the expiration of any term of his or its intention not to renew.

"Employment Term" Defined

Section 1.03. "Employment term" refers to the entire period of employment of Christ by ENTECH and AFFS, whether for the periods provided above, or whether terminated earlier as hereinafter provided or extended by mutual agreement between ENTECH/AFFS and Christ.

ARTICLE 2. DUTIES AND OBLIGATIONS OF CHRIST

General Duties

Section 2.01. Christ shall serve as the Chief Operating Officer of AFFS. In his capacity as Chief Operating Officer of AFFS, Christ shall do and perform all services, acts, or things necessary or advisable, consistent with the normal duties of the chief operating officer of a company to manage and conduct the business of AFFS, including the hiring and firing of all employees other than the officers of AFFS, subject at all times to the reasonable and prudent policies set by AFFS's Board of Directors, and to the consent of the Board when required by the terms of this contract. In addition, throughout the employment term.


Matters Requiring Consent of Board of Directors

Section 2.02. Christ shall not, without specific approval of AFFS's Board of Directors, do or contract to do any of the following:

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(1) Borrow on behalf of AFFS more than set forth in the fiscal budget approved by the Board of Directors of ENTECH or AFFS.

(2) Purchase capital equipment for amounts in excess of the amounts budgeted for expenditure by the Board of Directors of ENTECH or AFFS.

(3) Sell any capital asset of AFFS.

(4) Terminate the services of any other officer of AFFS or hire any replacement of any officer whose services have been terminated.

(5) Commit AFFS to the expenditure of funds for the development and sale of new products or services more than set forth in the fiscal budget approved by the Board of Directors of AFFS.

Devotion to AFFS's Business

Section 2.03. (a) Christ shall devote his entire productive time, ability, and attention to the business of AFFS during the term of this contract.

(b) Christ shall not engage in any other business duties or pursuits whatsoever, or directly or indirectly render any services of a business, commercial, or professional nature to any other person or organization, whether for compensation or otherwise, without the prior written notice to AFFS's Board of Directors. The expenditure of reasonable amounts of time for outside activities, e.g., educational, charitable, professional or political activities shall not be deemed a breach of this agreement if those activities do not materially interfere with the services required under this agreement and shall not require the prior written notice to AFFS's Board of Directors.

(c) This agreement shall not prohibit Christ from making passive personal investments or conducting private business affairs if those activities do not materially interfere with the services required under this agreement. However, Christ shall not directly or indirectly acquire, hold, or retain any interest in any business competing with or similar in nature to the business of AFFS.


Competitive Activities

Section 2.04. (a) During the term of this contract, Christ shall not, directly or indirectly, either as an employee, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of AFFS.

(b) Christ, subject to receiving compensation as set forth at Paragraph 8.0.5. in the event of termination, agrees that during the term of this contract and for a period of Three (3) years after termination of this agreement, Christ shall not directly or indirectly solicit, hire, recruit, or encourage any other employee of AFFS to leave AFFS.


Uniqueness of Christ's Services

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Section 2.05. Christ represents and agrees that the services to be performed under the terms of this contract are of a special, unique, unusual, extraordinary, and intellectual character that gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law. Christ, therefore, expressly agrees that AFFS, in addition to any other rights or remedies that AFFS may possess, shall be entitled to injunctive and other equitable relief to prevent or remedy a breach of this contract by Christ.

Indemnification for Negligence or Misconduct

Section 2.06. Christ shall indemnify and hold ENTECH and AFFS harmless from all liability for loss, damage, or injury to persons or property resulting from the negligence or misconduct of Christ from acts not in the normal course and/or scope of his duties and activities as an Officer and/or Director of either ENTECH or AFFS.

Trade Secrets

Section 2.07. (a) The parties acknowledge and agree that during the term of this agreement and in the course of the discharge of his duties hereunder, Christ shall have access to and become acquainted with financial, personnel, sales, scientific, technical and other information regarding formulas, patterns, compilations, programs, devices, methods, techniques, operations, plans and processes that are owned by AFFS, actually or potentially used in the operation of AFFS's business, or obtained from third parties under an agreement of confidentiality, and that such information constitutes AFFS's "trade secrets."

(b) Christ specifically agrees that he shall not misuse, misappropriate, or disclose in writing, orally or by electronic means, any trade secrets, directly or indirectly, to any other person or use them in any way, either during the term of this agreement or at any other time thereafter, except as is required in the course of his employment.

(c) Christ acknowledges and agrees that the sale or unauthorized use or disclosure in writing, orally or by electronic means, of any of AFFS's trade secrets obtained by Christ during the course of his employment under this agreement, including information concerning AFFS's actual or potential work, services, or products, the facts that any such work, services, or products are planned, under consideration, or in production, as well as any descriptions thereof, constitute unfair competition. Accordingly, Christ promises and agrees, while AFFS or their assigns are not otherwise in breach of this agreement, not to engage in any such unfair competition with AFFS, either during the term of this agreement or at any other time Thereafter.

Services as Consultant

Section 2.08. Following Christ's retirement, and if the employment term has not been terminated for cause, Christ shall make his advice and counsel available to AFFS for such a period as either may desire. The parties agree that this advice and counsel shall not entail full time service and shall be consistent with Christ's retirement status.

Use of Christ's Name

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Section 2.09. (a) AFFS shall have the right to use the name of Christ as part of the trade name or trademark of AFFS if it should be deemed advisable to do so, provided that AFFS is not in breach of any covenant of this agreement. Any trade name or trademark, of which the name of Christ is a part, that is adopted by AFFS during the employment of Christ may be used thereafter by AFFS for as long as ENTECH or AFFS deems advisable.

(b) Christ shall not, during the term of this agreement, use or permit the use of his name in the trade name or trademark of any other enterprise if that other enterprise is engaged in a business similar in any respect to that conducted by AFFS, unless that trade name or trademark clearly indicates that the other enterprise is a separate entity entirely distinct from and not to be confused with AFFS and unless that trade name or trademark excludes any words or symbols stating or suggesting prior or current affiliation or connection by that other enterprise with either ENTECH or AFFS.

ARTICLE 3. OBLIGATIONS OF AFFS

General Description

Section 3.01. AFFS shall provide Christ with the compensation, incentives, benefits, and business expense reimbursement specified elsewhere in this agreement. In addition, AFFS shall require only those items consistent with normal duties of the job.

Office and Staff

Section 3.02. AFFS shall provide Christ with appropriate office space, furniture, fixtures, and administrative support suitable to Christ's position and adequate for the performance of his duties.

Indemnification of Losses of Christ

Section 3.03. AFFS shall indemnify Christ for all necessary expenditures or losses incurred by Christ in direct consequence of the discharge of his duties on AFFS's behalf.

ARTICLE 4. OBLIGATIONS OF ENTECH

Issuance of Shares of ENTECH

Section 4.01. Concurrent with the execution of this agreement and as part of the inducement to enter into this agreement ENTECH shall have issued One-Hundred Thousand (100,000) shares of its stock to Christ. To the extent that such issuance of shares by ENTECH or transfer can be effected without recognition of income or other tax to Christ the parties agree to execute such other and further documents as will effect such non-recognition.

ARTICLE 5. COMPENSATION OF CHRIST

Annual Salary

Section 5.01. (a) As initial compensation for the services to be performed hereunder, AFFS shall pay Christ a salary at the rate of One Hundred Fifty Six Thousand dollars ($156,000.00) per annum, payable not less than twice monthly during the employment term.

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(b) Christ shall receive such annual increases in salary as may be determined by
AFFS's Board of Directors in its reasonable discretion on an annual basis commensurate with Christ's performance and/or attainment of AFFS business objectives and any cost of living increases. In no event, shall any such increase be less than salary increases received by other persons similarly employed by AFFS.

Deferred Compensation

Section 5.02. If Christ remains in the employ of AFFS until age 65 or on earlier retirement on mutual written consent of both Christ and AFFS, AFFS agrees to pay to Christ additional compensation, commencing with his first full month of retirement at the annual rate of 80 percent of the annual salary which he is receiving at age 65 payable in equal monthly installments on the last day of each month during Christ's entire lifetime.

Qualified Pension Programs

Section 5.03. Christ shall participate ratably in any qualified pension or profit-sharing programs of ENTECH/AFFS or its successors.

Disability

Section 5.04. If Christ for any reason whatsoever becomes disabled so that he is unable to perform the duties prescribed herein, AFFS agrees to pay Christ one hundred percent (100%) of Christ's annual salary reduced by the benefits of any disability insurance policy, payable in the same manner as provided for the payment of salary herein to the extent not covered by disability insurance payments set forth in Section 7.06, for the remainder of the employment term provided for herein.

ARTICLE 6. CHRIST INCENTIVES

Incentive Payment Based on Performance

Section 6.01. (a) For each fiscal year of AFFS agrees to pay Christ, within Ninety days (90) days after the end of AFFS's fiscal year, an annual incentive payment based on the profits of AFFS.

(b) If the employment term is terminated by AFFS for cause, Christ shall not be entitled to any portion of the annual profit-sharing payment for the fiscal year in which that termination occurs. However, if this contract should expire or be terminated for reasons other than cause, Christ shall be entitled to a percentage of the annual profit-sharing payment equal to the percentage of the fiscal year worked.

(c) In no event shall the payment of such a profit-sharing payment be less than any profit sharing payment, performance incentive, or similar incentive, ratably determined, paid to other persons similarly employed by AFFS or ENTECH (including the members of its board, its employees, or the employees of its subsidiaries).

Stock Option 6.01. (a) Christ shall be given the option to participate in any Executive Stock Option Plan offered by ENTECH or AFFS during the term of this employment and thereafter to the extent allowed by the Plan or applicable Law.

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(b) In no event shall the benefit of such a stock option be less than any stock option or similar incentive, ratably determined, as to other persons similarly employed by AFFS or ENTECH (including the members of its board, its employees, or the employees of its subsidiaries).


ARTICLE 7. CHRIST BENEFITS

Annual Vacation

Section 7.01. Christ shall be entitled to three (3) weeks vacation time each year with full pay. If Christ is unable for any reason to take the total amount of authorized vacation time during any year, he may accrue that time and add it to vacation time for any following year or may receive a cash payment in an amount equal to the amount of annual salary attributable to that period or will not earn vacation time in any subsequent year until the earned vacation time is used.

Illness

Section 7.02. Christ shall be entitled to ten days (10) per year as sick leave with full pay.

Use of Automobile

Section 7.03. (a) AFFS shall provide Christ with a monthly vehicle allowance of Eight Hundred fifty Dollars ($850.00).

(b) AFFS shall pay all operating expenses of the automobile.

Medical Insurance Coverage/Payment of Medical Premiums

Section 7.04. (a) AFFS agrees to provide Christ with or to include Christ in full-coverage medical, major medical, hospital, dental, and eye care insurance. AFFS further agrees to reimburse Christ for all medical and dental expenses incurred by Christ, his spouse, and those of his children who qualify as his dependents under Section 152 of the Internal Revenue Code of 1986 excepting co-payments or deductibles under such policies .

(b) In no event shall the benefits under such policies of insurance be less than any less than the coverage afforded to those employed by ENTECH (including the members of its board, its employees, or the employees of its subsidiaries) or AFFS.

Disability Insurance

Section 7.05. To the extent that ENTECH (including the members of its board, its employees, or the employees of its subsidiaries) or AFFS provide Disability Insurance to any of their employees or directors, similarly employed, AFFS agrees to obtain a policy of disability insurance for the benefit of Christ in such an amount as will compensate Christ as provided in this agreement in full in the event of his partial or full disability.

ARTICLE 8. BUSINESS EXPENSES

Payment of Expenses

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Section 8.01. (a) It is understood and agreed by the parties that the services required by AFFS will require Christ to incur entertainment expenses on behalf of AFFS. AFFS hereby agrees to and shall make available to, and/or reimburse Christ for, such amounts as are reasonably incurred in connection with the business of AFFS.

(b) Christ shall, however, furnish to AFFS adequate records and other documentary evidence required by federal and state statutes and regulations for the substantiation of each such expenditure as an income tax deduction.

Section 8.02. (a) AFFS shall promptly reimburse Christ for all other reasonable business expenses incurred by Christ in connection with the business of AFFS.

(b) Each such expenditure shall be reimbursable only if it is of a nature qualifying it as a proper deduction on the federal and state income tax return of AFFS.

(c) Each such expenditure shall be reimbursable only if Christ furnishes to AFFS adequate records and other documentary evidence required by federal and state statutes and regulations for the substantiation of each such expenditure as an income tax deduction.

ARTICLE 9. TERMINATION OF EMPLOYMENT

Termination for Cause

Section 9.01. (a) AFFS may terminate this agreement only if Christ willfully breaches or habitually neglects the duties which he is required to perform under the terms of this agreement or incurably commits the act set for in Section (d) hereof which would prevent the effective performance of his duties.

(b) AFFS may at its option terminate this agreement for the reasons stated in this Section by giving written notice of termination to Christ without prejudice to any other remedy to which AFFS may be entitled either at law, in equity, or under this agreement.

(c) The notice of termination required by this section shall specify the ground for the termination and shall be supported by a statement of all relevant facts in justification for the termination.

(d) Termination under this section shall be considered for cause" for the purposes of this agreement.

         1. Permanent Disability;

         2. The customers, suppliers or financial institutions with which the AFFS has agreements refuse to accept such Shareholder's continued involvement in the operation of the AFFS's business;

         3. Habitual drunkenness;

         4. Conviction of a crime involving defalcation, dishonesty or theft.

         5. Commingling of the AFFS's assets with his assets; 1.

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         6. Acquisition of an interest adverse to that of the AFFS;

         7. Mismanagement of the assets of the AFFS;

         8. Taking of unauthorized compensation or perquisites;

         9. Failure to act as directed by the AFFS unless reasonable cause exists therefor;

         10. Misappropriation or misuse of assets, trade secrets, proprietary customer, supplier or process information of the AFFS; or

         11. Failure to obey a court order regarding the AFFS and/or its business affairs.

(e) In the event that AFFS desires to terminate Christ for cause and the breach is curable, Christ shall be given written notice of the intention of AFFS to terminate Christ's employment under this agreement and Christ shall be given a ninety day (90) period of time to cure the breach as reasonably required, in which latter case, no termination for cause shall occur.

Termination Without Cause

Section 9.02. (a) This agreement shall be terminated upon the death of Christ.

(b) AFFS reserves the right to terminate this agreement not less than twelve months (12) after Christ suffers any physical or mental disability that would prevent the performance of his essential job duties under this agreement, unless reasonable accommodation can be made to allow Christ to continue working. Such a termination shall be effected by giving Thirty days (30) written notice of termination to Christ Termination pursuant to this provision shall not prejudice Christ's rights to continued compensation pursuant to Section 5.03 or 9.0.5. of this agreement.

(c) Termination under this section shall not be considered "for cause" for the purposes of this agreement.

Effect of Merger, Transfer of Assets, or Dissolution

Section 9.03. (a) This agreement shall not be terminated by any merger, consolidation, reorganization, voluntary or involuntary dissolution of AFFS in which AFFS is not the consolidated or surviving corporation, or a transfer of all, or substantially all, of the assets of AFFS.

(b) in the event of any such merger or consolidation or transfer of assets, AFFS's rights, benefits, and obligations hereunder shall be assigned to the surviving or resulting corporation or the transferee of AFFS's assets. The obligations of AFFS shall become the obligations of the surviving or resulting corporation.

(c) It is anticipated that ENTECH will acquire either the outstanding stock of or business assets of AFFS. To that extent, ENTECH agrees to assume and guarantee the obligations under this agreement.

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Payment On Termination

Section 9.04. Notwithstanding any provision of this agreement, if AFFS terminates this agreement, it shall pay Christ an amount equal to his annual salary at the then current rate of compensation beginning upon the effective date of termination for a period of Three (3) years thereafter. AFFS further agrees, for three (3) years following any such termination, to reimburse Christ for all medical and dental expenses incurred by Christ, his spouse, and those of his children.

Termination by Christ

Section 9.05. (a) Christ may terminate his employment under this agreement for cause, without affecting the obligations of AFFS to pay termination benefits by giving AFFS at least three (3) months notice in advance.

(b) Termination under this section shall be considered for cause" for the purposes of this agreement.

         1. Bankruptcy of AFFS;

         2. The appointment of a receiver or assignment for the benefit of creditors of AFFS;

         3. Request by AFFS of Christ reasonably deemed to be illegal or unethical;

         4. Conviction of AFFS of any misdemeanor which involves dishonesty or moral turpitude or conviction of a felony;

         5. Commingling of the AFFS assets with other assets;

         6. The making of conflicting or unreasonable demands on Christ;

         7. Mismanagement of the assets of the AFFS;

ARTICLE 10. GENERAL PROVISIONS

Notices

Section 10.01. Any notices to be given hereunder by either party to the other shall be in writing and may be transmitted by personal delivery or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses appearing in the introductory paragraph of this agreement, but each party may change that address by written notice in accordance with this section. Notices delivered personally shall be deemed communicated as of the date of actual receipt; mailed notices shall be deemed communicated as of the date of mailing.

Mediation

Section 10.02. Any controversy between ENTECH or AFFS and Christ involving the construction or application of any of the terms, provisions, or conditions of this agreement shall on the written request of either party served on the other,

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first be submitted to mediation by a neutral third party upon whom the parties shall promptly agree. In the event that the parties are unable to agree or resolve the controversy or dispute through mediation, the parties agree to submit the matter directly to the Court.

Attorneys' Fees and Costs

Section 10.03. If any legal action is instituted to enforce or interpret the terms of this agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs, and necessary disbursements in addition to any other relief to which that party may be entitled, provided that such party first submitted the issue or controversy to mediation or made written demand therefore and the other party or parties refuses or fails to submit to mediation within thirty (30) days after such notice. in determining who is the prevailing party for purposes of this agreement the Court or arbitrator may, in addition to legal principals, consider any written offer of compromise made and rejected by a party, during mediation.
Entire Agreement

Section 10.04. This agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Christ by ENTECH and AFFS and contains all of the covenants and agreements between the parties with respect to that employment in any manner whatsoever. Each party to this agreement acknowledges that no representation, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this agreement shall be valid or binding on either party.

Modifications

Section 10.05. Any modification of this agreement will be effective only if it is in writing and signed by the party to be charged.

Effect of Waiver

Section 10.06. The failure of either party to insist on strict compliance with any of the terms, covenants, or conditions of this agreement by the other party shall not be deemed a waiver of that term, covenant, or condition, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times.

Partial Invalidity

Section 10.07. If any provision in this agreement is held by a court or arbitrator of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

Law Governing Agreement

Section 10.08. This agreement shall be governed by and construed in accordance with the laws of the State of California.

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Section 10.09. If Christ dies prior to the expiration of the term of his employment, any sums that may be due him from ENTECH or AFFS under this agreement as of the date of death shall be paid to Christ's executors, administrators, heirs, personal representatives, successors, and assigns.

Executed on December 31, 2003 at Corona. California.

Advanced Fuel Filtration Systems, Inc.


By: /s/ signature unreadable
    ------------------------------



Environmental Technologies, Inc.


By: /s/ signature unreadable
    ------------------------------



/s/ James R. Christ
------------------------------
James R. Christ

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